EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of August, 2008, by and between EnerJex Resources, Inc., a Nevada corporation (“EnerJex”), and C. Stephen Cochennet (“Cochennet”).

W I T N E S S E T H:

WHEREAS, the officers, managers and/or directors of EnerJex are of the opinion that Cochennet has education, experience and/or expertise which is of value to EnerJex and its owners, and

WHEREAS, EnerJex and Cochennet desire to enter into this Employment Agreement, pursuant to which Cochennet shall be employed by EnerJex, to set forth the respective rights, duties and obligations of the parties hereto.

NOW THEREFORE, in consideration of the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge, EnerJex and Cochennet agree as follows:

1.	EMPLOYMENT. EnerJex hereby agrees to employ Cochennet and Cochennet hereby accepts such employment, upon the terms and conditions hereinafter set forth.

2.	TERM. For purposes of this Agreement, “Term” shall mean the original term (as defined in Section 2.1 below), if Renewal Term is initiated, then “Term” shall mean the renewal term period.

2.1	Original Term: The Term of this Agreement shall commence on August 1, 2008 and expire on July 31, 2011, unless sooner terminated pursuant to the terms and provisions herein stated.

2.2
Renewal Term(s):  This Agreement shall automatically be extended for additional one (1) year renewal terms unless earlier terminated in accordance with the provisions of Section 6 below. Within 180 days from the end of the original contract either party can notify the other side if they desire to terminate the contract, otherwise the contract automatically renews as stated above.

3.           COMPENSATION.

3.1
Salary:   EnerJex shall pay Cochennet a base annual salary of Two Hundred Thousand Dollars ($200,000) per annum, payable in accordance with EnerJex’s normal policies but in no event less often than semi-monthly (the “Base Salary”).  Effective April 1, 2009 and each April 1st thereafter,

Cochennet’s Base Salary shall be reviewed and adjusted in the discretion of the Governance Compensation and Nominating Committee of the Board of Directors of EnerJex. The Governance, Compensation and Nominating Committee of the Board of Directors shall have the right to increase the Base Salary more often than annually at its sole discretion.

3.2
Incentive Compensation for Fiscal Year 2009 and Future Years: Cochennet shall also be eligible for incentive compensation in accordance with Addendum A, President and Chief Executive Officer Incentive Compensation Plan, attached hereto and made a part hereof by this reference.

3.3
Fiscal Year 2008 Incentive Compensation: EnerJex did not have a formal annual incentive plan in place covering the President and Chief Executive Officer for the fiscal year ended March 31, 2008.  In recognition of the accomplishments of this past fiscal year, EnerJex shall pay Cochennet a lump sum cash bonus equal to $50,000.00, less applicable taxes, within five (5) business days of the execution of this Agreement. In addition to the cash bonus, EnerJex will grant Cochennet 30,000 options of EnerJex common stock priced at $6.25 per share upon execution of this agreement. The options will vest immediately and will have a three year term.

3.4
Signing Bonus: As a signing bonus, Cochennet shall be paid a one-time bonus equal to 45,000 options of EnerJex common stock priced at $6.25 per share.  The options shall vest based on the following schedule: 10,000 options shall vest on July 1, 2009; 15,000 options shall vest on July 1, 2010; and 20,000 options shall vest on July 1, 2011. The options will be exercisable for a three year term following the vesting date. Cochennet must be employed by EnerJex on the above vesting dates for these options to be vested.

3.5
Equity Incentive Plans:  Cochennet shall be eligible to participate in EnerJex’s equity incentive plans during the term of employment as determined by the Governance, Compensation and Nominating Committee of the Board of Directors.  EnerJex anticipates approaching the shareholders to amend or adopt a plan which will authorize issuance of restricted shares of common stock of EnerJex to be used in incentive compensation programs.

4.           EMPLOYEE BENEFITS.

4.1
General Benefits:  Cochennet shall be entitled to receive or participate in all benefit plans and programs of EnerJex made available from time to time to executives or senior management of EnerJex, including but not limited to, dental and medical insurance, pension and profit sharing plans, 401(k) plans, incentive savings plans, stock option plans, group life insurance, salary continuation plans, disability coverage and other fringe benefits.

4.2
Long-term Disability Insurance: If EnerJex does not maintain a long term disability plan for its executives and senior management, Cochennet may seek out and obtain individual long-term disability insurance (covering a disability lasting for over 180 days) and EnerJex shall pay for and maintain such insurance for the Term of this Agreement, including any Renewal Term(s), sufficient to pay Cochennet an amount up to 50% of his base salary for the period of incapacity.  Notwithstanding the foregoing, in no event shall EnerJex’s annual payment for such coverage exceed $2,000.00 per year, unless otherwise approved by the Governance, Compensation and Nominating Committee of the Board of Directors.

4.3
Director and Officer Insurance: EnerJex shall use commercially reasonable efforts to purchase and maintain a Directors and Officers liability insurance policy on terms and conditions deemed acceptable by the Board of Directors, acting in good faith, which policy shall cover Cochennet at all times during his employment Term, including any Renewal Term(s). Such liability insurance shall be at a value of a minimum of One Million dollars ($1,000,000).

4.4
Business Expense:  Cochennet shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred for purposes of paying business expenses, including without limitation, business travel, entertainment, lodging and similar activities directly by Cochennet in performing Cochennet’s duties and obligations under this Agreement, including those expenses incurred for the use of a company cell phone and home office.  EnerJex shall pay or reimburse such expenses on at least a monthly basis, upon submission by Cochennet of appropriate receipts, vouchers or other documents in accordance with EnerJex’s policy.

4.5
Automobile Expenses: EnerJex shall provide Cochennet with either (i) a corporate vehicle owned or leased by EnerJex, or (ii) an allowance of up to $1,000.00 per month for the lease or purchase payments. In addition, EnerJex shall pay for all expenses relating to Cochennet’s operation and use of an automobile in the course of performing duties and obligations under this Agreement.  EnerJex shall pay or reimburse such expenses on at least a monthly basis, upon submission by Cochennet of appropriate receipts, vouchers or other documents in accordance with EnerJex’s policy.

4.6
Vacation:  Cochennet shall be entitled during the Term of this Agreement to four (4) weeks vacation per year during which time Cochennet’s compensation will be paid in full.  In an effort to keep Cochennet fresh and alert, Cochennet should make every effort to use allotted vacation time and there shall be no carry forward of unused days.  Cochennet may take the vacation periods at any time during the year as long as Cochennet schedules time off as to not create hardship on EnerJex.  In addition, Cochennet shall have such other days off, including paid sick leave and paid holidays, in accordance with EnerJex’s policy.

5.           DUTIES/SERVICE.

5.1
Position: Cochennet is employed as President and Chief Executive Officer and a nominated Member of the Board of Directors and shall perform such services and duties as are defined in Addendum B, Job Description, attached hereto, and as are normally associated with such position, subject to the direction, supervision and rules and regulations of EnerJex.

5.2
Place of Employment: The place of Cochennet’s employment and the performance of Cochennet’s duties will be at EnerJex’s corporate headquarters and at Cochennet’s home office or at such location as agreed upon by EnerJex and Cochennet.

5.3
Extent of Services: Cochennet shall at all times and to the best of his ability perform his duties and obligations under this Agreement in a reasonable manner consistent with the interests of EnerJex.  The precise services of Cochennet may be extended or curtailed, from time to time at the discretion of EnerJex, and Cochennet agrees to render such different and/or additional services of a similar nature as may be assigned from time to time by EnerJex.  However, EnerJex shall not materially alter Cochennet’s title, duties, obligations or responsibilities or transfer Cochennet outside of the Kansas City, Missouri area without Cochennet’s prior written consent.

5.3.1 Except as otherwise agreed by EnerJex and Cochennet in writing, it is expressly understood and agreed that Cochennet’s employment is fulltime and of a critical nature to the success of EnerJex and is therefore exclusive.  Cochennet may not be employed by other entities, except for subsidiaries of EnerJex, or otherwise perform duties and undertakings on behalf of others or for his own interest unless pre-approved by the Board of Directors. EnerJex acknowledges that Cochennet presently, or may in the future, serve on the Board of Directors, provide consulting services for or be an executive officer of other companies and such action shall not be a breach of this section; provided, however, that such companies are: (a) listed on Addendum C, attached hereto; and (b) do not compete with EnerJex or interfere with the performance of Cochennet’s duties pursuant to this Agreement, as determined in the reasonable judgment of the Board of Directors.

5.3.2 Additionally, EnerJex recognizes that Cochennet has, or may have in the future, equity positions in other companies, which either: (a) are listed on Addendum C attached hereto; or (b) do not compete with EnerJex in the reasonable judgment of the Board of Directors.  EnerJex recognizes that such equity positions may occasionally require some limited attention from Cochennet during normal business hours.  However, Cochennet agrees that if such time is considered excessive by the Board of Directors, Cochennet shall be so advised and noticed by EnerJex and Cochennet shall be required to make appropriate adjustments to ensure his duties and obligations under this Agreement are fulfilled.

6.
TERMINATION.  The Term of this Agreement shall end upon its expiration pursuant to Section 2 hereof, provided that this Agreement shall terminate prior to such date: (a) upon Cochennet’s resignation, death or permanent disability or incapacity; or (b) by EnerJex at any time for “Cause” (as defined in Section 6.4 below) or without Cause.

6.1	By Resignation. If Cochennet resigns with “Good Reason” (as defined below) this Agreement shall terminate but Cochennet shall be entitled to receive:

(a)           a lump sum payment equal to all earned but unpaid Base Salary through the date of termination of employment,

(b)           a lump sum payment equal to the lesser of (i) 12-months Base Salary or (ii) the Base Salary Cochennet would have received had he remained in employment through the end of the then existing Term;

(c)           a lump sum payment equal to the annual incentive amount (assuming achievement at 100% of target) that Cochennet would have earned if he had remained employed through June 30th following the last day of the current fiscal year; and

(d)           immediate vesting of all equity awards (including but not limited to stock options and restricted shares).

For purposes of this Agreement, “Good Reason” means any of the following if the same shall occur without Cochennet’s express written consent:

(i)	a material diminution in Cochennet’s Base Salary;

(ii)	a material diminution in Cochennet's authority, duties, or responsibilities, including a requirement that Cochennet report to a corporate officer or employee instead of reporting directly to the Board of Directors of EnerJex;

(iii)	a material change in the geographic location at which Cochennet must perform the services for which he is employed;

(iv)	any other action or inaction that constitutes a material breach by EnerJex under this Agreement; or

(v)	Cochennet resigns within twelve (12) months of a Change of Control (as defined in Section 7).

Cochennet shall be required to provide notice to EnerJex of the existence of any of the foregoing conditions within 30 days of the initial existence of the condition, upon the notice of which EnerJex shall have a period of 30 days during which it may remedy the condition without giving rise to the obligations under this Section 6.1.

If Cochennet resigns without Good Reason, Cochennet shall be entitled to receive all earned but unpaid Base Salary through the date of termination of employment.

6.2
By Reason of Incapacity or Disability: If Cochennet becomes so incapacitated by reason of accident, illness, or other disability that Cochennet is unable to carry on substantially all of the normal duties and obligations of Cochennet under this Agreement for a continuous period of one-hundred-eighty (180) days (the “Incapacity Period”), this Agreement shall terminate but Cochennet shall be entitled to receive:

(a)           a lump sum payment equal to all earned but unpaid Base Salary through the date of termination of employment,

(b)           a lump sum payment equal to the annual incentive amount (assuming achievement at 100% of target but pro rated based on the number of days worked during the fiscal year) that Cochennet would have earned if he had remained employed through June 30th following the last day of the current fiscal year; and

(c)           a lump sum payment equal to an amount equal to six (6) months Base Salary.

For purposes of the foregoing, Cochennet’s permanent disability or incapacity shall be determined in accordance with the disability insurance policy covering Cochennet, if such a policy is then in effect, or if no such policy is then in effect, such permanent disability or incapacity shall be determined by EnerJex’s Board of Directors in its good faith judgment based upon Cochennet’s inability to perform normal and reasonable duties and obligations.

6.3	By Reason of Death: If Cochennet dies during the Term of this Agreement, EnerJex shall pay to Cochennet’s estate:

(a)           a lump sum payment equal to all earned but unpaid Base Salary through the date Cochennet’s death,

(b)           a lump sum payment equal to the annual incentive amount (assuming achievement at 100% of target but pro rated based on the number of days worked during the fiscal year) that Cochennet would have earned if he had remained employed through June 30th following the last day of the current fiscal year; and

(c)           a lump sum payment equal to an amount equal to six (6) months Base Salary.

Other death benefits will be determined in accordance with the terms of EnerJex’s benefit plans and programs.

6.4
For Cause.  If the Term of this Agreement is terminated by EnerJex for Cause, Cochennet shall be entitled to receive all earned but unpaid Base Salary through the date of termination of employment.  However, if a dispute arises between EnerJex and Cochennet that is not resolved within sixty (60) days and neither party initiates arbitration proceedings pursuant to Section 13.8, EnerJex shall have the option to pay Cochennet a lump sum payment equal to six (6) months Base Salary (the “Severance Payment”) in lieu of any and all other amounts or payments to which Cochennet may be entitled relating to his employment with EnerJex.  Such determination to pay the Severance Payment shall be made in the reasonable judgment of the Board of Directors.  If EnerJex elects to make a payment to Cochennet of the Severance Payment, the parties hereto agree that such Severance Payment and the payment provided by Section 6.6 shall be Cochennet’s complete and exclusive remedy for such a termination for Cause.

For purposes of this Agreement, “Cause” shall mean:

(i)	an adjudication of Cochennet’s fraud, theft or dishonesty with respect to EnerJex;

(ii)	Cochennet’s conviction of a felony, a crime involving moral turpitude or other act causing material harm to EnerJex’s standing and reputation;

(iii)	Cochennet’s continued material failure to perform Cochennet’s duties to EnerJex after thirty (30) days’ written notice thereof to Cochennet; or

(iv)	gross negligence or willful misconduct by Cochennet with respect to EnerJex.

6.5	Without Cause. If EnerJex terminates Cochennet’s employment without Cause, Cochennet shall be entitled to receive:

(a)           a lump sum payment equal to all earned but unpaid Base Salary through the date of termination of employment,

(b)           a lump sum payment equal to the annual incentive amount (assuming achievement at 100% of target) that Cochennet would have earned if he had remained employed through June 30th following the last day of the current fiscal year;

(c)           a lump sum payment equal to an amount equal to the lesser of (i) 12-months Base Salary or (ii) the Base Salary Cochennet would have received had he remained in employment through the end of the then existing Term; and

(d)           immediate vesting of all equity awards (including but not limited to stock options and restricted shares).

6.6
Effect of Termination on Unused Vacation Time:  Upon the termination of this Agreement, unless termination is for Cause, Cochennet shall also have the right to receive any accrued but unused vacation time for that current fiscal year, and any benefits vested under the terms of any applicable benefit plans.

6.7	Time of Payment: Any amounts payable under this Section 6 shall be paid in a single lump sum within 30 days following Cochennet’s termination of employment.

6.8
Release and Waiver.  Notwithstanding the preceding provisions of this Section 6 or any other provision in this Agreement to the contrary, Cochennet’s entitlement to any post-termination payment under this Agreement shall be subject to and conditioned upon Cochennet’s execution of a release and waiver of claims on the form reasonably acceptable to EnerJex.

7.	CHANGE OF CONTROL.

For purposes of this Agreement a “Change of Control” shall mean:

(i)
The consummation of a merger or consolidation of EnerJex with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of EnerJex immediately prior to such merger, consolidation or other reorganization;

(ii)	the sale, transfer or other disposition of all or substantially all of EnerJex’s assets; or

(iii)	The date that 40% or more of the current members of the Board of Directors as of the date of this Agreement are replaced by directors who are not currently members of the Board of Directors.

A transaction shall not constitute a Change of Control if (i) its purpose is to change the state of EnerJex’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held EnerJex’s securities immediately before such transaction, (ii) create a separate entity, such as an MLP for holding certain assets of EnerJex, or (iii) if the Change of Control is the result of a bona fide public offering of EnerJex’s securities or other form of capital raising transaction conducted by EnerJex or its assigns within twelve (12) months from the date of this Agreement; other than the public offering on Form S-1 originally filed with the Securities and Exchange Commission on or about April 9, 2008.

8.	COVENANT TO NOT COMPETE AND NON-SOLICITATION.

8.1
If Termination is for Cause. If Cochennet is terminated for Cause, Cochennet shall not, directly or indirectly, either during the Term or for a period of twenty-four (24) months thereafter, engage in any Competitive Business (as defined below), or any energy-related business, in the mid-continent region (Kansas, Missouri, North Texas, Oklahoma, Wyoming, Montana, Nebraska and Arkansas) of the United States; provided, however, that the ownership of less than five percent (5%) of the outstanding capital stock of a corporation whose shares are traded on a national securities exchange or on the over-the-counter market or the ownership shall not be deemed engaging any Competitive Business. “Competitive Business” shall mean the oil and natural gas industry, including oil and gas leasing, drilling, and other operations, syndication and marketing of partnership or other investments related to oil and natural gas operations, or any other business activities that are the same as or similar to EnerJex’s concept as it exists on the Effective Date or on the Termination Date.

8.2
If Cochennet Resigns for “Good Reason” or is Terminated Without Cause. If Cochennet resigns for “Good Reason” or Cochennet is terminated without Cause, Cochennet shall not be restricted under any non-compete provision of this Agreement other than Section 8.3, which will remain in force for eighteen (18) months.

8.3
Non-Solicitation; Agreement not to Hire/be Hired. Cochennet understands and appreciates that EnerJex invests a tremendous amount of time, energy, resources and expertise in the training and education of its employees to be able to operate its operations. Further, Cochennet understands that in the event an employee of EnerJex, or any of its operating subsidiaries, is enticed to leave, then EnerJex shall be damaged in an amount the Parties are not capable of calculating at the present time. Therefore, Cochennet agrees, that during any non-compete period set forth under Section 8.1 above, that he will not offer employment or contractor status to any employee or contractor or affiliated person of EnerJex, or accept employment or contractor status from any employee or contractor or affiliated person of EnerJex; or its operating subsidiaries, nor to allow any person or entity affiliated with Cochennet to offer such employment status with Cochennet or any other concern, venture or entity with whom Cochennet may be employed by, associated or hold a more than five percent (5%) ownership position in.

9.	TRADE SECRETS AND CONFIDENTIALITY:

9.1
Nondisclosure. Without the prior written consent of EnerJex, Cochennet shall not, at any time, either during or after the term of this Agreement, directly or indirectly, divulge or disclose to any person, firm, association, or corporation, or use for Cochennet’s own benefit, gain, or otherwise, any customer lists, plans, products, data, results of tests and data, or any other trade secrets or confidential materials or like information (collectively referred to as the “Confidential Information”) of EnerJex and/or its Affiliates, as hereinafter defined, it being the intent of EnerJex, with which intent Cochennet hereby agrees, to restrict Cochennet from disseminating or using any like information that is unpublished or not readily available to the general public.

Definition of Affiliate. For purposes of this Agreement, the term “Affiliate” shall mean any entity, individual, firm, or corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with EnerJex.

9.2
Notice of Compelled Disclosure. If, at any time, Cochennet becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process or otherwise) to disclose any of the Confidential Information, Cochennet shall provide EnerJex with prompt, prior written notice of such requirement so that EnerJex may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, that EnerJex waives compliance with the provisions hereof, Cochennet agrees to furnish only that portion of the Confidential Information which Cochennet is advised by written opinion of counsel is legally required and exercise Cochennet’s best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In any event, Cochennet shall not oppose action by EnerJex to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

9.3
Assurance of Compliance. Cochennet agrees to represent to EnerJex, in writing, at any time that EnerJex so request, that Cochennet has complied with the provisions of this section, or any other section of this Agreement.

10.
INDEMNIFICATION OF COCHENNET: EnerJex shall, to the maximum extent permitted by law, indemnify and hold Cochennet harmless against expenses, including reasonable attorney’s fees, judgments, fines, settlement, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of Cochennet’s employment by EnerJex. Further, EnerJex shall advance to Cochennet any expense incurred in defending such proceeding to the maximum extent permitted by law.

11.
RETURN OF ENERJEX PROPERTY: Cochennet agrees that upon any termination of his employment, Cochennet shall return to EnerJex within a reasonable time not to exceed forty-eight (48) hours, any of EnerJex’s property in his possession or under his control, including but not limited to, all lists, books, records, data, and other information (including all copies thereof in whatever form or media) of every kind relating to or connected with EnerJex or its Affiliates and their activities, business and customers, computer/office automation equipment, records and names, addresses, and other information with regard to customers or potential customers of EnerJex with whom Cochennet has had contact or done business.

12.	RELATIONSHIP OF PARTIES: The parties intend that this Agreement create an Employee-Employer relationship between the parties.

13.	NOTICES: All notices, required and demands and other communications hereunder must be in writing and shall be deemed to have been duly given when personally delivered or when placed in the United States Mail and forwarded by Registered or Certified Mail, Return Receipt Requested, postage prepaid, or when forwarded via reputable overnight carrier, addressed to the party to whom such notices is being given at the following address:

As to EnerJex:                  EnerJex Resources, Inc.
7300 W. 110th, 7th Floor
Overland Park, Kansas  66210
Attn: Chairman of the Governance, Compensation and Nominating Committee of the Board of Directors

     with copy to:                  Husch Blackwell Sanders LLP
4801 Main Street, Suite 1000
Kansas City, MO  64112
Attn:  Jeffrey T. Haughey, Partner

As to Cochennet:              C. Stephen Cochennet
12101 NW Crooked Road
Parkville, Missouri 64152

Address Change: Any party may change the address(es) at which notices to it or him, as the case may be, are to be sent by giving the notice of such change to the other parties in accordance with this Section 13.

14. MISCELLANEOUS:

14.1
Entire Agreement.  This Agreement and the Addendums hereto contain the entire agreement of the parties.  This Agreement may not be altered, amended or modified except in writing duly executed by the parties.

14.2	Assignment. Neither party, without the written consent of the other party, can assign this Agreement.

14.3	Binding. This Agreement shall be binding upon and inure to the benefit of the parties, their personal representative, successors and assigns.

14.4
No Waiver.  The waiver of the breach of any covenant or condition herein shall in no way operate as a continuing or permanent waiver of the same or similar covenant or condition.  Any waiver must be in writing and signed by the party granting the waiver.

14.5
Severability.  If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way.  The parties hereto agree to replace any invalid provision with a valid provision which most closely approximates the intent of the invalid provision.

14.6	Interpretation. This Agreement shall not be construed more strongly against any party hereto regardless of which party may have been more responsible for the preparation of Agreement.

14.7	Governing Law. This Agreement shall be governed by and construed under the laws of the State of Kansas, without reference to the choice of law principles thereof.

14.8	Arbitration.

14.8.1
Any controversy, dispute or claim of whatever nature in any way arising out of or relating to Cochennet’s employment with EnerJex, including, without limitation (except as expressly excluded below in Section 14.8.2) any claims or disputes by Cochennet against EnerJex, or by EnerJex against Cochennet, concerning, arising out of or relating to the separation of that employment; any other adverse personnel action by EnerJex; any federal, state or local law, statute or regulation prohibiting employment discrimination or harassment; any public policy; any EnerJex disciplinary action; any EnerJex decision regarding a EnerJex policy or practice, including but not limited to Cochennet’s compensation or other benefits; and any other claim for personal, emotional, physical or economic injury (individually or collectively, “Covered Claims”) shall be resolved, at the request of any party to this Agreement, by final and binding arbitration in Kansas City, Missouri before Judicial Arbitration Mediation Services (“JAMS”) in accordance with JAMS’ then-current policies and procedures for arbitration of employment disputes.

14.8.2
The only claims or disputes excluded from binding arbitration under this Agreement are the following: any claim by Cochennet for workers’ compensation benefits or for benefits under a EnerJex plan that provides its own arbitration procedure; and any claim by either party for equitable relief, including but not limited to, a temporary restraining order, preliminary injunction or permanent injunction against the other party.

14.8.3
This agreement to submit all Covered Claims to binding arbitration in no way alters the exclusivity of Cochennet’s remedy under Section 6.5 in the event of any termination without Cause or the exclusivity of Cochennet’s remedy under Section 6.4 in the event of any termination with Cause, and does not require EnerJex to provide Cochennet with any type of progressive discipline.

14.9
Taxes.  EnerJex is authorized to withhold from any payment or benefit provided hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of EnerJex to satisfy all obligations for the payment of such withholding taxes.  In the event EnerJex does not make such deductions or withholdings, Cochennet shall indemnify EnerJex for any amounts paid with respect to any such taxes, together with any interest, penalties and related expenses thereto.  Cochennet acknowledges that no oral or written representation of fact or opinion has been made to him by EnerJex or its attorneys regarding the tax treatment or consequences of any payment made under this Agreement.  Cochennet acknowledges and agrees that to the extent any liability or responsibility exists for Cochennet’s federal, state and local income or other taxes, such liability or responsibility rests solely with him. Cochennet further agrees to indemnify and hold harmless EnerJex in connection with any liability incurred by EnerJex in connection with any tax or taxes for which Cochennet is responsible.

14.10
Section 409A of the Internal Revenue Code.  To the extent applicable, this Agreement shall be interpreted, construed and operated in accordance with the Section 409A of the Internal Revenue Code, and the Treasury regulations and other guidance issued thereunder.  Any reference to termination of employment, severance from employment or similar terms shall mean and be interpreted as a “separation from service” as defined (as defined in Treasury Regulation §1.409A-1(h)).  If on the date of Cochennet’s separation from service with EnerJex Cochennet is a specified employee (as defined in Code Section 409A and Treasury Regulation §1.409A-1(i)), no payment constituting the  “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b) and after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) shall be made to Cochennet at any time during the six (6) month period following Cochennet’s separation from service, and any such amounts shall instead be paid in a lump sum on the first payroll payment date following expiration of such six (6) month period.  Any obligation of EnerJex to reimburse Cochennet for expenses incurred during any taxable year of Cochennet shall not affect the expenses eligible for reimbursements in any other taxable year.  Further, such reimbursement of expenses shall be made on or before the last day of Cochennet’s taxable year following the taxable year in which the expense was incurred.

14.11
Titles.  Titles to the sections of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

14.12	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but together which shall constitute one and the same instrument.

14.13
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

EnerJex:                                                                                EnerJex Resources, Inc.
a Nevada corporation

By: /s/ Robert G. Wonish
Robert G. Wonish, Chairman Governance, Compensation and Nominating Committee of the Board of Directors

Cochennet:

By: /s/ C. Stephen Cochennet
       C. Stephen Cochennet

ADDENDUM A

PRESIDENT & CHIEF EXECUTIVE OFFICER INCENTIVE COMPENSATION PLAN

This President and Chief Executive Officer Incentive Compensation Plan (this “Plan”) is entered into this 1st day of August, 2008, by and between EnerJex Resources, Inc., a Nevada corporation (“EnerJex”), and C. Stephen Cochennet (“Cochennet”), as follows:

WHEREAS, it is in the best interest of EnerJex and Cochennet to enter into a continuing arrangement to cover annual incentive and long-term bonuses, and

WHEREAS, both parties to this Plan desire to memorialize various aspects of their relationship:

NOW, THEREFORE, the parties hereby agree as follows:

1.           Addendum. This Plan is in an addendum to that certain Employment Agreement effective of even date herewith.

2.           Annual Incentive Plan; Restricted Stock Opportunity. Cochennet shall be entitled to participate in an annual incentive bonus plan with a maximum potential amount of up to 100% of Cochennet’s base salary in effect at the commencement of each fiscal year.  At the discretion of the GCNC, the annual incentive bonus for each fiscal year will be paid in cash or shares of EnerJex’s common stock pursuant to a Restricted Stock Plan that EnerJex contemplates asking the shareholders to approve at the 2008 annual meeting.  Fifty percent (50%) of the annual bonus shall be earned upon the obtainment of mutually acceptable yearly business goals determined by Cochennet and the Governance, Compensation and Nominating Committee (“GCNC”) within thirty (30) days following the commencement of each fiscal year (or with respect to the 2009 fiscal year, within thirty (30) days following the date of this Plan). The remaining fifty percent (50%) of the bonus shall be subject to the Annual Incentive Elements below.

Annual Incentive Elements:

35%	PDP Net Reserve Growth (BOE) greater than 25% as determined by third party engineering firm from previous FY end levels
35%	Year over Year net production increase (BOPDE sold) greater than 25% - FYE 3/31/09 will use FYE 3/31/08 Q4 annualized as basis
15%	Year over Year LOE Cost must show decrease on BOPDE sold basis - FYE 3/31/09 will use FYE 3/31/08 Q4 annualized as basis
15%	EJXR share price must increase by more than 100% from previous FYE level

Timing of Incentive Payout:

The annual incentive bonus shall be paid in accordance with the following:

50%
of Cochennet’s total annual incentive bonus will be paid on 6/30 following the end of the fiscal year to which such bonus relate.  For example, 50% of the 2009 fiscal year annual incentive bonus will be paid on 6/30/09.

25%	of Cochennet’s total annual incentive bonus will be paid on the first anniversary of the initial payment date. For example, 25% of the 2009 fiscal year annual incentive bonus will be paid on 6/30/10.
25%	of Cochennet’s total annual incentive bonus will be paid on the second anniversary of the initial payment date. For example, 25% of the 2009 fiscal year annual incentive bonus will be paid on 6/30/11.

For instance, the Plan is setup such that by 6/30/11 Cochennet is receiving in effect a collective 100% of the fiscal 2009 bonus that he earned.

Notwithstanding the foregoing, Cochennet’s entitlement to annual incentive bonus shall be subject to the following conditions:

•	Net Cash Flow from operations must be sufficient to pay the full incentive amount owed under the Plan (not just the current year’s portion);
•
If Cochennet terminates employment prior to the full payment date of any annual incentive bonus, then any unpaid bonus compensation shall be forfeited except as provided under Cochennet’s Employment Agreement in the event of death, disability, voluntary termination for good reason, or involuntary termination without cause.

3.	Long-Term Incentives.

3.1
Stock Option Grants. Subject to Section 3.2, Cochennet shall be eligible to receive up to one hundred thirty five thousand (135,000) options to purchase EnerJex’s common stock pursuant to the EnerJex Resources, Inc. Stock Option Plan, as amended from time to time, or any successor plan, in accordance with the following:

Fiscal Year	Grant Date	Maximum # of Options	Strike Price of Options	Option Expiration Date*
2009	7/01/09	30,000	FMV on Grant Date	6/30/12
2010	7/01/10	45,000	FMV on Grant Date	6/30/13
2011	7/01/11	60,000	FMV on Grant Date	6/30/14

*The options shall be immediately vested and exercisable from the grant date through the option expiration date.

3.2           Performance Conditions.  The number of stock options granted each fiscal year shall be based upon the following schedule and will be pro rated if actual performance does not equal or exceed 100% of the targeted performance conditions.  Cochennet must be employed on the grant date to receive the stock options.

Fiscal 2009		Target
	40%	PDP Net Reserve Growth (BOE) at 3/31/09 greater than 35% over 3/31/08 levels, as determined by third party engineering firm
	30%	Year over Year net production increase (BOPDE sold) by 35% - FYE 3/31/09 will use FYE 3/31/08 Q4 annualized as its starting basis
	30%	EJXR share price must increase over the share price level at date of execution of this agreement. The share price must be $11.00 on 3/31/09 to meet this goal.

Fiscal 2010		Target
	40%	PDP Net Reserve Growth (BOE) at 3/31/10 greater than 35% over 3/31/09 levels, as determined by third party engineering firm
	30%	Year over Year net production increase (BOPDE sold) by 35% - FYE 3/31/10 will use FYE 3/31/09 Q4 annualized as its starting basis
	30%	EJXR share price must increase over the targeted 3/31/09 share price level. The share price must be $16.85 on 3/31/10 to meet this goal.

Fiscal 2011		Target
	40%	PDP Net Reserve Growth (BOE) at 3/31/11 greater than 35% over 3/31/10 levels, as determined by third party engineering firm
	30%	Year over Year net production increase (BOPDE sold) by 35% - FYE 3/31/11 will use FYE 3/31/10 Q4 annualized as its starting basis
	30%	EJXR share price must increase over the targeted 3/31/10 share price level. The share price must be $22.55 on 3/31/11 to meet this goal.

The maximum number of options available to be earned each year is subject to “catch-up”; i.e.- if an element in year one is missed, it may be “caught-up” in year two, so long as the cumulative goal is met.  Any catch-up options will be granted at the then current year price.

In the event of any reorganization, recapitalization, reclassification, stock split, stock dividend, distribution, combination of shares, merger, consolidation, rights offering, or any other changes in the corporate structure or shares of EnerJex, appropriate adjustments shall be made by the GCNC in its discretion.

4.           Review of Annual and Incentive Compensation by Independent Third Party. The GCNC has engaged an independent compensation consultant to review EnerJex’s corporate compensation, including annual and long-term incentive plans, and has assisted the GCNC in establishing a reasonable and suitable compensation structure for EnerJex and its operating subsidiaries.  Cochennet acknowledges that with or without any additional independent compensation consultation, the GCNC may adjust the annual and long-term incentives granted under this Plan.

5.           Nontransferability of Rights. Prior to such time that any payment under the Plan is made to Cochennet, any rights under the Plan shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any right under the Plan, or upon the levy of any attachment or similar process upon the Plan, the benefits granted herein (that have not been paid) shall immediately be forfeited.

6.           Board Authority. Any questions concerning the interpretation of this Plan and any controversy which arises under this Plan shall be settled by the EnerJex Board of Directors in its sole discretion.

7.           Binding Effect. This Plan shall bind, and, except as specifically provided herein, shall inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.

8.           Governing Law. This Award Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Kansas.

IN WITNESS WHEREOF, EnerJex has caused this Plan to be executed and Cochennet has hereunto set his hand effective the day and year first above written.

EnerJex:                                                                           ENERJEX RESOURCES, INC.
a Nevada corporation

By: /s/ Robert G. Wonish
Robert G. Wonish, Chairman
Governance, Compensation and Nominating
Committee of the Board of Directors
Cochennet:

By: /s/ C. Stephen Cochennet
                                                                                              C. Stephen Cochennet

ADDENDUM B

Job Description for C. Stephen Cochennet

Job Title:                                President & Chief Executive Officer
Department:                                           Executive
Reports To:                                           Board of Directors

SUMMARY
The President and Chief Executive Officer (“CEO”) has primary responsibility for planning, organizing, staffing, and operating EnerJex Resources, Inc. (“EnerJex”) toward its primary objectives, based on profit and return on capital, and is accountable to the Board of Directors for the results of performance of all employees.

The President and CEO establishes and communicates the management style, corporate culture, business philosophy and ethical values by which EnerJex will operate.

The President and CEO manages and directs EnerJex by performing the following duties personally or through subordinate officers or managers.

ESSENTIAL DUTIES AND RESPONSIBILITIES include the following. Other duties may be assigned.

•
Plans the overall business strategy and goals of EnerJex designed to provide a return on stockholder investment and establishes objectives for each function to meet those goals, with the cooperation of the Board of Directors.

•	Use all reasonable efforts and business judgment to prevent defaults from occurring under any financing or other agreements.

•	Oversees the operation of EnerJex through EnerJex’s officers and managers.

•	Oversees that EnerJex is operated in accordance with EnerJex’s Code of Ethics and within its Corporate Governance Guidelines.

•	Assists in developing and presenting an annual business plan and budget, for EnerJex’s operations, to the Board of Directors.

•	Establishes current and long range goals, objectives, plans and policies, subject to approval by the Board of Directors.

•
Determines the appropriate organization structure and staffing responsibilities required to meet EnerJex’s objectives.  Dispenses advice, guidance, direction, and authorization to carry out major plans, standards and procedures, consistent with established policies and Board approval.

•	Meets with EnerJex’s executives to ensure that operations are being executed in accordance with the EnerJex’s policies.

•	Oversees the adequacy and soundness of the EnerJex’s financial structure with EnerJex principal financial officer and audit committee.

•	Reviews operating results of EnerJex, compares them to established objectives, and takes steps to use his best efforts to ensure appropriate measures are taken to correct unsatisfactory results.

•	Oversees the preparation and filing of all SEC reports and filings, using his best efforts to ensure timely and accurate filing of all SEC reports and filings..

•	Plans and directs all investigations and negotiations pertaining to mergers, joint ventures, the acquisition of businesses, or the sale of major assets with approval of the Board of Directors.

•	Establishes and maintains an effective system of communications throughout EnerJex.

•
Fulfills responsibility to the Board of Directors to inform or seek approval for significant matters such as financing, capital expenditures, and appointment of officers. In accordance to Board guidelines.

•	Utilizes legal counsel and other professionals in a manner designed to ensure that EnerJex business transactions are conducted in accordance with prevailing legal and regulatory requirements.

•	Reviews and determines approval of all recommendations for compensation of employees, managers and employees.

•	Presides over stockholders meetings.

•	Represents EnerJex with major customers, stockholders, the financial community, the SEC, the Kansas Corporations Commission and the public.

•	Plans and develops public relations policies designed to improve EnerJex's image and relations with customers, employees, stockholders, and public.

•	Evaluates performance of executives for compliance with established policies and objectives of EnerJex and contributions in attaining objectives.

ADDENDUM C

Approved Non-EnerJex Resources, Inc. Business Activity Exemptions

Description of Business Activity

1.	Executive Officer, Director and 100% stockholder of CSC Group, a private consulting firm which includes referral agreements with Strategic Partner’s Group, Utilx, TBG Financial and DST.